Exhibit 4.6

FORM OF VENTURE-LINKED SENIOR SECURED NOTE

THIS SENIOR SECURED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW OR THE SECURITIES LAW OF ANY OTHER JURISDICTION. THIS SENIOR SECURED NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION OR EXEMPTION IS REQUIRED BY LAW. THIS SENIOR SECURED NOTE MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS SET FORTH IN THE NOTE PURCHASE AGREEMENT (AS DEFINED BELOW).

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE GOVERNED BY THE TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN NOTE PURCHASE AGREEMENT DATED AS OF NOVEMBER 14, 2022 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “NOTE PURCHASE AGREEMENT”) AMONG MOVELLA INC., A DELAWARE CORPORATION, THE GUARANTORS (AS DEFINED IN THE NOTE PURCHASE AGREEMENT) FROM TIME TO TIME PARTY THERETO, THE PURCHASER FROM TIME TO TIME PARTY THERETO (EACH, A “PURCHASER” AND, COLLECTIVELY, THE “PURCHASERS”), AND WILMINGTON SAVINGS FUND SOCIETY, FSB, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT FOR THE PURCHASERS (IN SUCH CAPACITIES, THE “AGENT”) AND THE FEE LETTER (AS DEFINED IN THE NOTE PURCHASE AGREEMENT); AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE NOTE PURCHASE AGREEMENT AND THE FEE LETTER. UNLESS OTHERWISE INDICATED, CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE NOTE PURCHASE AGREEMENT.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE NOTE MAY BE OBTAINED FROM THE ISSUER BY CONTACTING: MOVELLA INC., 2570 NORTH FIRST STREET, SUITE 300, SAN JOSE, CA 95131 ATTN: CHIEF FINANCIAL OFFICER, EMAIL: INVESTORS@MOVELLA.COM.

MOVELLA INC.

Venture-Linked Senior Secured Note due

(a “Note”)

No. [ ]	[●]

[●], 2022

Movella Inc., a Delaware corporation, (together with its successors, the “Issuer”), for value received, hereby promises to pay to

[NAME OF PURCHASER]

or its registered assigns

in accordance with the below

the principal amount of

[AMOUNT OF NOTE]

[$●]

and to pay interest from the Combination Closing Date until paid in full at the rate and in the manner set forth in Section 2.09 of the Note Purchase Agreement.

This Note shall at all times upon the occurrence and during the continuation of any Event of Default, bear interest at the Default Rate, to the fullest extent permitted by applicable Laws.

1.	Interest (including interest at the Default Rate) shall be payable on this Note in accordance with Section 2.09 of the Note Purchase Agreement.

Payments of the principal amount hereof, interest hereon and all other amounts payable hereunder or under the Note Documents shall be made in Dollars, in accordance with Section 2.12 of the Note Purchase Agreement, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in the United States and at a bank as the Purchaser holding this Note may from time to time direct in writing. All payments received by the Purchaser holding this Note after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue in respect of such succeeding Business Day. If any payment to be made by the Issuer shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

This Note is one of the Venture-Linked Senior Secured Notes, issued by the Issuer pursuant to the Note Purchase Agreement on the Merger Closing Date, and this Note and the holder hereof are entitled, equally and ratably, with the holders of all other Notes outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein, to which reference is hereby made to the Note Purchase Agreement for a statement thereof.

The obligations of the Issuer under this Note are guaranteed pursuant to the terms and provisions of Article IV of the Note Purchase Agreement, and the Collateral Documents executed in favor of the Agent, for the benefit of the Secured Parties, to the extent described therein, by each of the applicable Note Parties and the other parties thereto.

This Note is subject to optional prepayment and mandatory prepayment prior to its expressed maturity date, at the times, on the terms and conditions and in the amounts set forth in the Note Purchase Agreement, the Fee Letter and the other Note Documents.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Note Purchase Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Note Purchase Agreement.

In the event of any conflict between this Note and the Fee Letter, the Fee Letter shall govern and control.

This Note is registered on the books of the Issuer and, subject to the Note Purchase Agreement, is transferable only by surrender at the principal executive office of the Issuer and accompanied by a written instrument of assignment in accordance with the terms of the Note Purchase Agreement. Payment of or on account of principal, interest and any other amounts on this Note shall be made only to or upon the order in writing of the registered holder.

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Exhibit 4.6

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

MOVELLA INC.

By:
Name:
Title: